Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports Third Quarter 2004 Results

CAMBRIDGE, Mass., October 26, 2004 – Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the quarter ended September 30, 2004.

For the third quarter of 2004, the Company reported a net loss applicable to common stockholders of $3,906,000 or $0.09 per diluted share, as compared to net income of $4,550,000 or $0.11 per diluted share for the prior year period.

Revenues for the third quarter of 2004 were $1,486,000 as compared to $9,309,000 in the same period of 2003. The decrease was primarily due to the recognition by the Company in the third quarter of 2003 of $8,555,000 in previously deferred revenue upon the termination of its product development and target research agreements with Micromet. Revenues for the third quarter of 2004 were primarily derived from the Company’s ongoing collaborations with Genentech, Inc. (NYSE: DNA) and Wyeth Pharmaceuticals, a division of Wyeth (NYSE: WYE). In addition, during the third quarter of 2004 the Company began to record revenues under a $5,364,000 three-year grant that it received during the quarter from the Spinal Muscular Atrophy Foundation.

Operating expenses for the third quarter of 2004 were $5,445,000 as compared to $4,784,000 for the third quarter of 2003, an increase of $661,000 or 14%. Within operating expenses, the Company recorded general and administrative expenses of $2,112,000 for the third quarter of 2004 as compared to $1,651,000 for the same period in the prior year, an increase of $461,000 or 28%. The increase principally resulted from expenses associated with technology acquisition evaluation and increases in personnel costs. Research and development expenses for the third quarter of 2004 were $2,947,000 as compared to $2,823,000 for the third quarter of 2003, an increase of $124,000 or 4%.

For the nine-month period ended September 30, 2004, the Company reported a net loss applicable to common stockholders of $12,245,000 or $0.30 per diluted share, versus a net loss of $4,959,000 or $0.14 per diluted share for the nine-month period ended September 30, 2003.

Revenues for the nine-month period ended September 30, 2004 were $3,462,000 as compared to $10,293,000 for the nine-month period ended September 30, 2003.

Operating expenses for the nine-month period ended September 30, 2004 were $15,966,000 as compared to $15,273,000 for the same period in 2003, an increase of $693,000 or 5%. Within operating expenses, the Company recorded general and administrative expenses of $6,266,000 for the first nine months of 2004 as compared to $4,997,000 for the same period in the prior year, an increase of $1,269,000 or 25%. The increase principally resulted from expenses associated with technology acquisition evaluations, increases in personnel costs, and costs associated with a financing that was not completed during the first half of 2004. Research and development expenses for the nine-month period ended September 30, 2004 were $8,585,000 as compared to $9,010,000 for the nine-month period ended September 30, 2003, a decrease of $425,000 or 5%.

As of September 30, 2004, cash and investments were $32,541,000, and there were 41,813,512 shares of common stock outstanding.

In October 2004, Curis completed a registered direct offering of common stock under which the Company sold an aggregate of 5,476,559 shares of its common stock, together with warrants to purchase 0.10 shares of common stock for each share of common stock purchased, at $3.67 per share. The warrants, to purchase an aggregate of 547,656 additional shares of common stock, expire on October 14, 2009 and are exercisable at $4.59 per share. This sale provided net proceeds of approximately $18,900,000 to Curis. After giving effect to the net proceeds of this offering, Curis expects to have cash and investments in the range of $45,000,0000 and $47,000,000 at December 31, 2004.

Daniel Passeri, Curis’ President and Chief Executive Officer, said, “We are pleased about the success of our recent registered direct offering. The net proceeds will allow us to continue to advance our key programs. In particular, these proceeds will allow us to exercise our co-development option for the basal cell carcinoma product candidate with our collaborator, Genentech. While we have not made our final decision relating to the basal cell carcinoma co-development option, we currently expect that we will exercise this option either in late 2004 or early 2005. In addition, we continue to make good progress in all of our major programs and partnerships. The addition of the sponsored research program with the Spinal Muscular Atrophy Foundation during the past quarter provides another validation of our technological approach to drug development. We believe that this approach has broad applicability and can be used to identify drug candidates for many other diseases and disorders.”

Third Quarter 2004 Highlights

•	The initiation of a $5.4 million three-year grant from the Spinal Muscular Atrophy Foundation to Curis to support research and development efforts to identify a small molecule drug to treat spinal muscular atrophy and other motor neuron disorders.

•	Several new third party scientific reports linking abnormal expression of the Hedgehog pathway to various cancers, including breast cancer, prostate cancer, and medulloblastoma, coupled with several reports demonstrating the effectiveness of Hedgehog pathway antagonists in blocking the growth of these cancers in preclinical tumor models.

•	Additional third party scientific reports demonstrating the importance of the Hedgehog pathway to the promotion of new blood vessel growth, including one report that concluded that formation of new blood vessels contributed to restoration of nerve function in a model of diabetes induced nerve damage.

•	In July, Curis was issued a new patent, entitled “Neuroprotective methods and reagents” which covers claims for treating stroke and other neurological disorders by activation of the Hedgehog pathway.

The Company will hold a conference call today, October 26, 2004, at 2:00 P.M. EST to discuss these results, the progress of its therapeutic product development programs, and additional corporate activities. Daniel Passeri, President and Chief Executive Officer of Curis, will host the call. To access the live conference call, please call 800-237-9752 from the United States or Canada or 617-847-8706 from other locations, shortly before 2:00 P.M. EST. The conference ID number is 24250157. Replay will be available approximately two hours after the completion of the call and through 5:00 P.M. EST, Tuesday, November 9, 2004. To access the replay, please call 888-286-8010 from the United States or Canada or 617-801-6888 from other locations and reference the conference ID number 88526077.

CURIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Revenues	$1,486,226	$9,308,838	$3,462,100	$10,293,138

Operating expenses:
Research and development	2,946,962	2,822,855	8,584,658	9,009,957
General and administrative	2,111,520	1,650,647	6,265,967	4,996,517
Stock-based compensation	368,060	291,241	1,058,678	1,210,435
Amortization of intangible assets	18,768	18,769	56,304	56,311

Total operating expenses	$5,445,310	$4,783,512	$15,965,607	$15,273,220

Net income (loss) from operations	$(3,959,084)	$4,525,326	$(12,503,507)	$(4,980,082)

Other income, net	53,384	24,590	258,622	292,402

Net income (loss)	(3,905,700)	4,549,916	(12,244,885)	(4,687,680)

Accretion of preferred stock dividend	—	—	—	(271,306)

Net income (loss) applicable to common stockholders	$(3,905,700)	$4,549,916	$(12,244,885)	$(4,958,986)

Basic net income (loss) per common share	$(0.09)	$0.12	$(0.30)	$(0.14)

Weighted average common shares for basic net income (loss) computation	41,620,123	38,282,799	41,398,656	34,529,106

Diluted net income (loss) per common share	$(0.09)	$0.11	$(0.30)	$(0.14)

Weighted average common shares for diluted net income (loss) computation	41,620,123	42,031,957	41,398,656	34,529,106

CURIS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents, marketable securities and long-term investments	$32,541,246	$37,537,993
Cash equivalents - restricted	193,166	190,661
Accounts receivable	2,581,341	4,184,973
Property and equipment, net	2,710,459	2,500,703
Intangible assets, net	9,102,890	9,159,193
Other assets	2,396,990	2,162,967

Total assets	$49,526,092	$55,736,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$3,335,649	$2,884,643
Capital lease and debt obligations	594,354	322,884
Convertible debt	5,615,688	5,333,733
Deferred revenue	9,065,663	8,330,017

Total liabilities	18,611,354	16,871,277

Total stockholders’ equity	30,914,738	38,865,213

Total liabilities and stockholders’ equity	$49,526,092	$55,736,490

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. Curis’ technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development program involves using proteins, small molecules and other approaches to modulate these pathways. Curis has successfully used this technology and product development strategy to produce several promising product candidates in the fields of kidney disease, neurological disorders, cancer, and hair growth regulation. Curis is based in Cambridge, Massachusetts. For more information, please visit the Curis web site at www.curis.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Curis’ expectations concerning the applicability and promise of the Company’s technological approach to drug development and expectations regarding the future amount of Curis’ cash and investments. Forward looking statements used in this press release may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things: adverse results in Curis’ and its strategic collaborators’ product development programs; difficulties or delays in obtaining or maintaining required regulatory approvals; Curis’ ability to obtain or maintain the patent and other proprietary intellectual property protection necessary for the development and commercialization of products based on its technologies; changes in or Curis’ inability to execute its business plan; the risk that Curis does not obtain the additional funding required to conduct research and development of its product candidates and execute on its business plan; unplanned cash requirements and expenditures; risks relating to Curis’ ability to enter into and maintain important strategic collaborations, including its ability to maintain its current collaboration agreements with Genentech, Ortho Biotech and Wyeth; the risk that competitors will discover and develop signaling pathway-based therapeutics faster and more successfully than Curis and its collaborators are able to; and other risk factors identified in Curis’ Quarterly Report on Form 10-Q and other reports periodically filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise.

#

Contacts

Michael P. Gray

Chief Financial Officer

(617) 503-6632

Marc F. Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629